[Letterhead of AIRCRAFT INFORMATION SERVICES, INC.]





September 17, 1996



Continental Airlines, Inc.
2929 Allen Parkway, Suite 2010
Houston, TX  77019



Re:  Registration Statement on Form S-4
     of Continental Airlines, Inc.

Ladies and Gentlemen:

We consent to the reference to our name in the text under the heading "Prospectus Summary-Equipment Notes and the Aircraft," "Risk Factors-Risk Factors Relating to the Certificates of Offering-Appraisals and Realizable Value of Aircraft" and "Description of the Aircraft and the Appraisals" of the above captioned Registration Statement and to the summary contained in the text under such headings of the report prepared by us with respect to the Aircraft referred to therein.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

  /s/ Fred E. Bearden
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Fred E. Bearden
President